As filed with the Securities and Exchange Commission on July 24, 1997

                                                 Registration No. 333-27649
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           _________________________

                             Amendment Number 2 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           _________________________
                                  CASMYN CORP.
             (Exact name of Registrant as specified in its charter)


          Colorado                                             84-0987840
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                             Identification No.)


                                1335 Greg Street
                                   Unit #104
                             Sparks, Nevada  89431
                                 (702) 331-5524


         (Address, including Zip Code, and Telephone Number, Including
             Area Code of Registrant's Principal Executive Offices)

                           _________________________
                                   Amyn Dahya
                                   President
                                1335 Greg Street
                                   Unit # 104
                             Sparks, Nevada  89431
                                 (702) 331-5524

 (Name, Address, including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                           _________________________
                                    Copy to:
                            David L. Ficksman, Esq.
                                Loeb & Loeb LLP
                      1000 Wilshire Boulevard, Suite 1800
                         Los Angeles, California 90017
                                 (213) 688-3698
                           _________________________


     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                           _________________________

                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                        PROPOSED             PROPOSED
                                     AMOUNT              MAXIMUM              MAXIMUM            AMOUNT OF
TITLE OF EACH CLASS OF               TO BE            OFFERING PRICE         AGGREGATE         REGISTRATION
SECURITIES TO BE REGISTERED      REGISTERED(1)(2)      PER SHARE(3)      OFFERING PRICE(3)         FEE

Common Stock, $.04 par
value per share                     7,047,958             $6.00              $42,287,748          $12,815
============================================================================================================

(1) Includes the registration for resale of the following: (i) all shares of Common Stock issuable upon conversion of 834,667 shares of the Registrant's 8% Convertible Preferred Stock issued in a private placement in April, 1997; (ii) all shares of Common Stock issuable upon conversion of 110,000 shares of the Registrant's 8% Convertible Preferred Stock issuable upon the exercise of warrants issued in connection with the foregoing private placement; (iii) all shares of Common Stock issuable upon conversion of shares of Registrant's 8% Convertible Preferred Stock issuable as dividends in respect of shares of the Registrant's 8% Convertible Preferred Stock;
     (iv) 870,571 shares of Common Stock originally issued in other private placements; and (v) 1,339,189 shares of Common Stock (subject to adjustment) issuable upon exercise of options and warrants issued in other private placements. Estimated solely for purposes of calculating the registration fee in connection with this Registration Statement; assumes that all shares of the Registrant's 8% Convertible Preferred Stock are converted into shares of Common Stock based on a market price of $7.125 per share of Common Stock (the last reported sales price reported by NASDAQ on July 7, 1997). In addition to the estimated number of shares set forth in the table, the amount to be registered includes a presently indeterminate number of shares issuable upon conversion of or otherwise in respect of Registrant's 8% Convertible Preferred Stock.

(2) In the event of a stock split, stock dividend or similar transaction involving the Common Stock of the Registrant, in order to prevent dilution, the number of shares of Common Stock registered hereby shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416 under the Securities Act of 1933, as amended.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the last reported sale price reported on the Nasdaq SmallCap Market for the Registrant's Common Stock on July 22, 1997.

                       _________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++



                   Subject to Completion Dated July 24, 1997

                                  PROSPECTUS

                                 CASMYN CORP.

                     7,047,958 SHARES OF COMMON STOCK*


          All of the shares ("Shares") of Common Stock, par value $.04 per share ("Common Stock") of Casmyn Corp., a Colorado corporation ("Casmyn" or the "Company"), are being offered by certain securityholders of the Company (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of the Shares offered hereby. All expenses of this offering will be paid for by the Company except for commissions, fees and discounts of any underwriters, brokers, dealers or agents retained by the Selling Shareholders. See "Selling Shareholders" and "Plan of Distribution" for information relating to the Selling Shareholders and this offering. The Common Stock Company is traded on the NASDAQ SmallCap Market under the symbol "CMYN." On July 22, 1997, the last reported sale price of the Common Stock, as reported on the NASDAQ SmallCap Market, was $6.00 per share.

          *The Shares offered hereby for resale are: (i) 870,571 shares of Common Stock that were issued in private placements in 1996; (ii) 1,339,189 shares (subject to adjustment) of Common Stock issuable upon exercise of options and warrants issued in private placements; (iii) all such currently indeterminate number of shares of Common Stock issuable upon conversion of 834,667 shares of the Company's 8% Convertible Preferred Stock, par value $.10 and liquidation preference $25 per share (the "Convertible Preferred Stock") issued in a private placement in April 1997; (iv) all such currently indeterminable number of shares of Common Stock issuable upon conversion of 110,000 shares of the Convertible Preferred Stock issuable upon the exercise of warrants (the "Convertible Preferred Stock Warrants") issued in connection with the April private placement; and (v) all such currently indeterminate number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock issuable as dividends in respect of the Convertible Preferred Stock and the Convertible Preferred Stock Warrants. The number of shares of Common Stock issuable in connection with the transactions referred to in (iii), (iv) and (v) above and offered for resale hereby is an estimate based upon the market price of the Common Stock set forth above, is subject to adjustment and could be materially less or more than such estimated amount depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock and the decision by the holders of the Convertible Preferred Stock as to when to convert such shares. If, however, such market price of the Common Stock were used to determine the number of shares issuable as of the first dates on which all the Convertible Preferred Stock may be converted, the Company would be obligated to issue a total of approximately 4,838,198 shares of Common Stock if all shares of Convertible Preferred Stock outstanding or issuable upon the exercise of Convertible Preferred Stock Warrants were converted on such dates. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock or as to when holders will elect to convert shares of Convertible Preferred Stock into shares of Common Stock. See "Risk Factors - Effect of Conversion of Convertible Preferred Stock, Potential Common Stock Adjustment" and "Description of Capital Stock."

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THESE SECURITIES SHOULD BE PURCHASED ONLY BY THOSE PERSONS WHO CAN AFFORD A LOSS
          OF THEIR ENTIRE INVESTMENT.  (SEE "RISK FACTORS" ON PAGE 3)

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.


                          ____________________________

               The date of this Prospectus is ____________, 1997.

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. These reports, proxy statements and other information may also be obtained from the Web site that the Commission maintains at http:\\www.sec.gov.

          The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                          ____________________________

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

          1. The Company's Annual Report on Form 10-K/A for the year ended September 30, 1996; and

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996 and March 31, 1997.

          3.   The Company's report on Form 8-K dated October 1, 1996.

          4.   The Company's report on Form 8-K dated October 15, 1996.

          All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

          The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents that are incorporated by reference, other than exhibits to such documents not specifically incorporated by reference. Requests for such copies should be directed to Mr. Dennis Welling, Casmyn Corp., 1800-1500 West Georgia Street, Vancouver, British Columbia V6G 2Z8.

          Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                  RISK FACTORS

          IN EVALUATING AN INVESTMENT IN SHARES OF COMMON STOCK OF THE COMPANY, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY, AMONG OTHER THINGS, THE FOLLOWING RISK FACTORS.

LIMITED OPERATING HISTORY UNDER CURRENT MANAGEMENT

          The Company has only been operating under its current management since March 1994. Since that time, it has engaged in limited business operations and is still in the process of acquiring and developing mineral properties and technologies for its business, and it has been operating with losses. There is no assurance that the Company will be able to generate the revenues necessary to be profitable or that it will be successful if forced to seek additional funds for further development of its current mining properties and technologies.

RELIANCE ON OUTSIDE FINANCING

          The Company's management believes that in the long term it will be able to generate revenues sufficient to fund its operations and continue with its proposed business plans. However, to complete current projects under development and should the Company expand its operations and/or make acquisitions that would require substantial sums of money, it will have to seek additional debt or equity financing. Since inception, the Company's operations have been financed in substantial part through private sales of the Company's securities and private loans. There can be no assurance that such financing would be available on terms acceptable to the Company, as and when needed. The ability of the Company to obtain financing will depend on, among other factors, political stability in those countries in which the Company does business, the price (and trends of prices) of minerals and the market perception of mining stocks.

RELIANCE UPON OFFICERS AND DIRECTORS

          The Company is wholly dependent, at present, upon the personal efforts and abilities of its officers and directors. The loss of one or more of its officers or directors could have a material adverse effect on the Company's operating results. The Company does not maintain key man life insurance on its officers and directors. While the Company will solicit business through its officers and directors, there can be no assurance as to the volume of business, if any, which the Company may obtain, or that its operations will prove to be as profitable as presently anticipated.

CONFLICTS OF INTEREST

          The Company has in the past obtained and anticipates obtaining certain of its services and has shared and anticipates sharing management and facilities from companies of which certain of its officers, directors and principal shareholders are officers, directors and/or principal shareholders. All such services and facilities will be obtained by the Company at terms which the Company believes are competitive in the marketplace and at least as favorable to the Company as would be obtained by a third party. The Company has also advanced, and anticipates that it will continue to advance over the near term, funds to Vector Environmental Technologies, Inc. ("VETI") in which the Company owns 31.2% of the outstanding equity. As of June 30, 1997, VETI was indebted to the Company in the approximate amount of $3,500,000.

UNPROFITABILITY

          Despite the business experience of the officers, directors and principal shareholders of the Company, the Company has been operating at a loss and has not been profitable since 1994, when Mr. Amyn Dahya, the Company's President, acquired majority ownership. The Company had net income of $47,060 for the fiscal year ended September 30, 1994 and net losses of $3,042,428, $8,321,326 and $2,596,107 for the fiscal years ended September 30, 1995 and 1996 and the six months ended March 31, 1997, respectively. There can be no assurance the Company will be profitable in the future, or that such profitability, if attained, will be sufficient to permit the Company to be successful in the future or to expand or continue to operate.

COMPETITION

          Competition includes large established mining companies having substantial capabilities and greater financial and technical resources than the Company. Therefore, the Company may be unable to acquire future potential mining properties on terms it considers acceptable. The Company also competes with other mining companies in the recruitment and retention of qualified employees.

GOVERNMENTAL APPROVAL/REGULATIONS

          The mining operations of the Company, through its wholly-owned subsidiaries Casmyn Mining Corporation and Casmyn Mining Zimbabwe [Private] Limited, are conducted primarily through its offices located in South Africa and Zimbabwe. Casmyn Mining Corporation is qualified to do business in South Africa which include permits to allow the Company to conduct exploration activities on optioned properties and, as such, is subject to the laws of that country.
Casmyn Mining Zimbabwe [Private] Ltd. received approval from the Zimbabwe Investment Centre to carry out exploration and mining activities and from the Zimbabwe Reserve Bank to purchase 100% of the shares of a group of five (5) private mining companies in Zimbabwe (See "The Company").

COMPLIANCE WITH ENVIRONMENTAL LAWS

          The mining operations of the Company in South Africa are directed at determining the presence of economically viable mineral deposits on properties under option. It is the Company's intention, once such mineral deposits are discovered, to identify a joint venture partner to develop and operate the mining properties. Under the South Africa Minerals Act, 1991, the Company and/or its joint venture partner are responsible for development of an environmental impact assessment and an environmental management program for the proposed mining venture which must be approved prior to the start of exploration and/or mining operations. On January 31, 1996, the Company acquired various gold mining properties and processing facilities in Zimbabwe and has begun mining and processing gold at those facilities. The Company is also engaged in an exploration program in Zambia that consists mainly of geophysics, soil sampling and core drilling. The Company believes that it is in compliance with the environmental laws of the countries in which it operates.

RISK OF DEVELOPMENT AND POSSIBILITY OF INADEQUATE INSURANCE COVERAGE, CONSTRUCTION AND MINING OPERATIONS

          In connection with the development of a mineral resource property, the ability to meet cost estimates and construction and production time estimates cannot be assured. Technical considerations, delay in obtaining governmental approvals, inability to obtain financing or other factors could cause delays in developing mineral resource properties. Additionally, the business of mineral mining is subject to a variety of risks and hazards, including environmental hazards, industrial accidents, flooding and the discharge of toxic chemicals. The Company has obtained insurance in amounts it considers to be adequate to protect itself against certain of these risks of mining and processing.
However, the Company may become subject to liability for certain hazards for which it cannot obtain insurance or which it may elect not to obtain insurance against because of premium cost or other reasons.

EXPLORATION PROGRAMS - CERTAIN PROPERTIES LACK PROVEN COMMERCIALLY VIABLE MINERAL DEPOSITS

          A major part of the Company's business is the exploration of its existing properties and the evaluation and pursuit of potential new prospects at the exploration stage.

Substantial expenditures may be incurred in an attempt to establish the economic feasibility of mining operations by identifying mineral deposits and establishing reserves through drilling and other techniques, designing facilities and planning mining operations. The economic feasibility of a project depends on numerous factors, including the cost of mining and production facilities required to extract the desired minerals, the total mineral deposits that can be mined using a given facility and the market price of the minerals at the time of sale. There is no assurance that existing or future exploration programs or acquisitions will result in the identification of deposits that can be mined profitably. The Company generally acquires the rights to explore for mineral resources on various parcels of land through option agreements negotiated with the property owner. The agreements generally have a term of one year with the right to extend on a year to year basis. The Company is in the process of determining the potential for economically viable mineral resources on properties under option and will either renew or cancel options based upon this determination.

          To date, the Company's properties and exploration programs in South Africa and Zambia have not indicated the presence of proven commercially viable mineral deposits.

UNCERTAINTY OF RESERVE ESTIMATE CALCULATIONS AND UNCERTAINTY OF ABILITY TO REPLACE EXISTING RESERVES

          Uncertainty exists in the determination of proven and probable gold reserves due to assumptions made as to cost of production and world gold prices. Additionally, while the Company continues its exploration program at its Zimbabwe properties to identify new reserves to replace those currently being depleted, there is no assurance that the Company will be able to find such new reserves.

MARKET FACTORS AND VOLATILITY

          Active international markets have historically existed for gold. There has been an active market for diamonds, copper, cobalt and uranium which are of a commodity nature. As such, the Company anticipates no barriers to the sale of these minerals. Prices of certain minerals have fluctuated widely, particularly in recent years, and are affected by numerous factors beyond the control of the Company. Future mineral prices cannot be accurately predicted. A significant decline in the price of gold being produced or expected to be produced by the Company could have a material adverse effect on the Company. However, the Company will attempt to reduce its exposure to losses from such price decreases through hedging.

NO CASH DIVIDENDS

          The Company has never paid and has no present plans to pay any cash dividends on its common stock. The Company currently intends to retain its earnings to finance the growth and development of its business.

CERTAIN TAX CONSIDERATIONS

          The Company is predominantly invested in foreign subsidiaries. Those subsidiaries are subjected to tax imposed on them in the foreign jurisdictions in which they operate and in which they are organized. Further, their income is subject to US federal and state income taxes when distributed, deemed distributed or otherwise attributed to, the Company, which is a US corporation. Complex US tax rules apply for purposes of determining the calculation of those US taxes, the availability of a credit for any foreign taxes imposed on the foreign subsidiaries or the Company and the timing of the imposition of US tax.

          Normally, all foreign income earned by a US multinational eventually will be subject to US tax. Income earned by a foreign branch of a US company is taxable currently in the United States, and income earned by a foreign subsidiary could be subject to US tax either in the year distributed to the US as a dividend or in the year earned by means of Subpart F, foreign personal holding company or other federal tax rules requiring current recognition of certain income earned by foreign subsidiaries.

          Income earned in foreign countries often is subject to foreign income taxes. In order to relieve double taxation, the US federal tax law generally allows US corporations a credit against their US tax liability in the year the foreign earnings become subject to US tax in the amount of the foreign taxes paid on those earnings. The credit is limited, however, under complex limitation rules, to, in general, the US (pre-credit) tax imposed on the US corporation's foreign source income. Further, complex rules exist for allocating and apportioning interest, research and development expenses and certain other expense deductions between US and foreign sources. Limiting provisions of the source rules decrease the amount of foreign source income many US multinationals can generate. Reduced foreign source income results in a smaller foreign tax credit limitation, as the limitation is based on the ratio of foreign source net income to total net income.

          These rules can prevent US multinationals from crediting all of the foreign taxes they pay. To the extent that foreign taxes are not creditable, foreign source income bears a tax burden higher than the US tax rate.

GENERAL POLITICAL RISKS AND RISK OF CURRENCY EXCHANGE RATE FLUCTUATIONS

          The Company is actively engaged in exploration and production activities in Zimbabwe, Zambia and South Africa. These countries may be subject to a substantially greater degree of social, political and economic instability than is the case in the United States and Western European countries. Such instability may result from, among other things, the following: (i) popular unrest associated with demands for improved political, economic and social conditions; and (ii) ethnic, religious and racial disaffection. Such social, political and economic instability could significantly disrupt the Company's business. In addition, there may be the possibility of nationalization, asset expropriations or future confiscatory levels of taxation affecting the Company. In the event of nationalization, expropriation or other confiscation, the Company may not be fairly compensated for its loss and could lose its entire investment in the country involved.

          The economies of individual countries in which the Company does business may differ favorably or unfavorably and significantly from the U.S. economy in such respects as the rate of growth of GDP or gross national product, rate of inflation, currency depreciation, capital reinvestment, resource self-sufficiency, structural unemployment and balance of payments position.

          Governments in certain foreign countries in which the Company does business participate to a significant degree, through ownership interests or regulation, in their respective economies. Action by these governments could have a significant adverse effect on the Company's business.

          The Company is actively engaged in business activities in Vietnam through its investment in Vector Environmental Technologies, Inc. The political situation in Vietnam involves certain risks. The government of Vietnam exercises control over licensing, importing and exporting, which may impact on the Company's ability to carry out its business. The legal climate remains unsettled with many ambiguous regulations. The financial system remains underdeveloped, and relies on high interest rates to attract deposits, though a great deal of wealth is held in nonfinancial assets. The role of the state in the economy is significant and is likely to remain so.

          The value of the assets of the Company as measured in dollars also may be affected favorably or unfavorably by fluctuations in currency rates and exchange control regulations. Some of the currencies of countries in which the Company does business have experienced devaluations relative to the dollar, and major adjustments have been made periodically in certain of such currencies. Also, certain of these countries face serious exchange constraints. Further, the Company may incur costs in connection with conversions between various currencies. Foreign exchange dealers realize a profit based on the difference between the prices at which they are buying and selling various currencies. Thus, a dealer normally will offer to sell a foreign currency to the Company at one rate, while offering a lesser rate of exchange should the Company desire immediately to resell that currency to the dealer. The Company conducts its foreign currency exchange transactions either on a spot (i.e., cash) basis at the spot rate prevailing in the foreign currency exchange market, or through entering into forward, futures or options contracts to purchase or sell foreign currencies or through entering into currency swap transactions. If the foreign currency hedging engaged in by the Company does not protect the Company against adverse changes in exchange rates, the Company's net assets (including accrued income and realized capital gains) and distributions would be affected by fluctuations in the value of the local currency. The Company does not currently have any foreign exchange hedge contracts in place.

DILUTIVE EFFECT OF OPTIONS AND WARRANTS; SHARES AVAILABLE FOR FUTURE SALE.

          As of July 22, 1997, the Company had granted options to purchase an aggregate of approximately 2,102,000 shares at exercise prices ranging form $.04 to $21.00 per share, and warrants to purchase an aggregate of approximately 1,239,000 shares, of Common Stock at exercise prices ranging from approximately $8.00 per share to $13.00 per share. In the event that all such options and warrants are exercised for cash, the aggregate proceeds to the Company would be approximately $27,292,000. To the extent that the stock options and warrants are exercised, material dilution of the ownership interest of the Company's present shareholders will occur. The Company also expects that in the ordinary course of its business it will issue additional warrants and grant additional stock options including, but not limited to, options granted pursuant to its Employee and Director's Stock Option Plans. Investors should note that the recent trading prices of the Common Stock significantly exceeds the Company's book value per share for financial accounting purposes. In addition, this prospectus covers the resale of an estimated 7,047,958 shares of Common Stock pertaining to presently restricted shares and shares of Common Stock issuable upon the exercise of presently outstanding warrants and the conversion of the Convertible Preferred Stock (subject to the assumptions set forth on the cover page of this Prospectus related to future market prices of the Common Stock and conversion elections made by holders of the Convertible Preferred Stock). During the effectiveness of this registration statement, such shares will be eligible for resale in the public market without restriction under the Securities Act. Sales of substantial amounts of Common Stock by shareholders, or the perception that such sales could occur, could adversely affect the market price for the Common Stock. See "-- Effect of Conversion of Convertible Preferred Stock; Potential Common Stock Adjustment," "Description of Capital Stock" and "Shares Available for Future Sale."

EFFECT OF CONVERSION OF CONVERTIBLE PREFERRED STOCK; POTENTIAL COMMON STOCK ADJUSTMENT.

          The Company's Convertible Preferred Stock entitles the holders thereof to convert such shares into shares of Common Stock. The exact number of shares of Common Stock issuable upon conversion of all of the Convertible Preferred Stock and offered hereby cannot currently be estimated but, the amount of such issuances of Common Stock will vary inversely with the market price of the Common Stock. The holders of Common Stock will be materially diluted by conversion of the Convertible Preferred Stock which dilution will depend on, among other things, the future market price of the Common Stock and the decisions by holders of shares of Convertible Preferred Stock as to when to convert such shares which will affect, among other things, the number of shares of Convertible Preferred Stock issuable as dividends (and ultimately the number of shares of Common Stock). On July 22, 1997, the last reported sales price of the Common Stock on the NASDAQ SmallCap Market was $6.00 per share. If such market price were used to determine the number of shares of Common Stock issuable as of the first date on which all of the outstanding shares of Convertible Preferred Stock may be converted, the Company would issue a total of approximately 4,838,198 shares of Common Stock if all such shares, including shares of Convertible Preferred Sock issuable upon the exercise of the outstanding Convertible Preferred Stock Warrants were converted at such time. To the extent the market price per share of the Common Stock is lower or higher than $6.00 as of any date on which outstanding shares of Convertible Preferred Stock are converted, the Company would issue more or less shares of Common Stock than reflected in such estimate, and such difference could be material. The number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock will increase as the market price of the Common Stock decreases (and decrease as such market price increases). The number of shares of Common Stock may also increase should holders of Convertible Preferred Stock continue to hold such shares, thereby causing the discount to market price applicable upon conversion of such shares to increase and the number of shares of Convertible Preferred Stock issued as dividends to increase. The holders of the outstanding shares of Convertible Preferred Stock also possess certain registration rights, including the right to include all of the shares of Common Stock that such holders may desire to sell in certain underwritten public offerings by the Company. The terms of the Convertible Preferred Stock do not provide for any limit on the number of shares of Common Stock which the Company may be required to issue in respect thereof. Stock market volatility, whether related to the stock market generally or the Company specifically, and if coincident in time with conversions of Convertible Preferred Stock, will impact directly the number of shares of Common Stock issuable upon conversion thereof. Additionally, if the Company issues Common Stock or securities convertible into or exercisable for Common Stock or other convertible securities at an effective price per share which is lower than the conversion price of the shares of Convertible Preferred Stock at that time, the Company is required to issue upon conversion of the shares of Convertible Preferred Stock an additional number of shares of Common Stock necessary to reduce the effective conversion price to such lower issue price (subject to certain exceptions pertaining to shareholder approved option plans).

RESTRICTIONS ON TRANSFER.

          Following conversion of the Convertible Preferred Stock into shares of Common Stock, the holders of such shares of Common Stock will be limited on resales of such shares to the greatest of: (i) 10% of the average daily trading volume of the Common Stock for the five trading days preceding any such sale date; (ii) 25,000 shares; and (iii) 10% of the trading volume for the Common Stock on the date of any such sale. Such limitations on transfer would limit the ability of an investor to sell shares of Common Stock received upon conversion of the Convertible Preferred Stock in excess of such levels in one transaction and delay the time over which an investor could sell their entire holdings of such shares of Common Stock. See "Description of Capital Stock -- Preferred Stock."

POSSIBLE ISSUANCE OF ADDITIONAL SHARES OF PREFERRED STOCK WITHOUT SHAREHOLDER APPROVAL.

          The Company's Articles of Incorporation authorizes the issuance of "blank check" Preferred Stock with such designations, rights and preferences as may be determined from time-to-time by the Company's Board of Directors. Accordingly, the Board is empowered, without approval by holders of the Common Stock, to issue additional shares of Preferred Stock with dividend, liquidations, redemption, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. It was pursuant to this authority that the shares of the Convertible Preferred Stock were issued. In the event of issuance, Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company may issue additional shares of Preferred Stock in the future to raise capital. See "Description of Capital Stock."


                                  THE COMPANY

          The business activities of the Company center around mineral resource development. The primary focus to date has been the acquisition and exploration of mineral resource properties in Zimbabwe, Zambia and South Africa. The Company has acquired certain mineral properties in South Africa, a prospecting license in Zambia and is presently conducting mining operations on its Zimbabwe mining properties. In addition, the Company has positioned itself in the environmental industry through an equity investment in VETI. VETI is currently focused primarily on the development, manufacture, sales and management of water treatment equipment and facilities, principally in Vietnam and North America.

          On January 31, 1996, the Company acquired 100% of the shares of a group of five (5) private mining companies (the "Acquired Companies") controlled by the Muir Family in Zimbabwe: E.W.B. Properties (Private) Limited:
Matabeleland Minerals (Private) Limited, Greenhorn Mines (Private) Limited, Morven Mining (Private) Limited, Motapa Minerals (Private) Limited and Turk Mines (Private) Limited. The Acquired Companies own mining claims controlling gold and silver mineral rights on properties that lie within the Bubi Greenstone Belt, which is one of the largest greenstone formations in Zimbabwe and include numerous shafts, mining equipment and mineral processing mills with a total capacity of 1,000 tonnes per day. Also, on January 31, 1996, the Company purchased the assets of the Dawn Mine property in Zimbabwe. The group of mines making up the Dawn Mine property had produced over 340,000 ounces of gold at an average grade of 0.48 ounces of gold per tonne. The Dawn Mine is located in close proximity to the Turk mine and mill and will be operated under a mine plan which includes the Turk mine and other mining properties in the area owned by the Company. Through the acquisition of the Acquired Companies, the Company owns a 100% interest in 18 past producing gold mines that have produced in excess of 1,000,000 ounces of gold since mining commenced in the early 1900's. The Company believes that, through the modernization of the physical plant and implementation of advanced mining technologies, significant increases in gold recovery can be realized. In addition, the Company is expanding its gold reserves through the application of advanced exploration techniques. Mr. P. Bekker, Consulting Geologist, an independent consultant, has calculated that the Company has in excess of 1,020,000 ounces of proven and probable gold reserves for the mines owned by the Company. As of July 22, 1997, the Company was operating three (the Turk, Dawn and Lonely mines) of the 18 mines acquired.



                              RECENT DEVELOPMENTS

          On April 14, 1997, the Company completed a private placement offering of 834,667 shares of the Company's newly established Convertible Preferred Stock and received aggregate net proceeds therefrom of approximately $16,700,000 (after cash fees to the placement agent and the Company's financial advisor and estimated transaction expenses but without giving effect to the conversion of approximately $2,087,000 principal amount of Convertible Debentures into Convertible Preferred Stock). The Company has used the proceeds as follows:

Short-term Investments to support Turk Mine               $14,500,000
Zimbabwe Mine Expansion                                       400,000
Zambia Exploration Project                                    350,000
Loan to Affiliate                                             500,000
South Africa Exploration                                      200,000
Working Capital                                               750,000
                                                          -----------
                               Total                      $16,700,000
                                                          ===========

          The Convertible Preferred Stock has a liquidation preference of $25.00 per share, is non-voting and is entitled to quarterly dividends of 8% per annum, first payable on July 31, 1997, which dividends are to be paid in additional shares of Convertible Preferred Stock, valued at $25.00 per share. Commencing on the 91st day after the date of issuance (or on such earlier date as the registration statement in connection with the Convertible Preferred Stock is declared effective by the Commission),

10% (or such larger percentage as is determined by the Company, in its sole discretion) of the shares of the Convertible Preferred Stock held by each holder will become convertible, and thereafter on the successive monthly anniversaries an equal number of shares of Convertible Preferred Stock held by such holder will become convertible (on a cumulative basis). The Convertible Preferred Stock will be convertible at a discount to the Common Stock ranging from 8.5% to 39%, depending upon the date on which such shares are converted. This discount is considered to be an additional preferred stock dividend. For the year ending September 30, 1997, the Company will record a charge to its retained earnings and a corresponding credit to preferred stock of approximately $2,313,484 as the initial discount assuming no conversion of Convertible Preferred Stock to Common Stock prior to September 30, 1997. The amount of the additional discount to be recorded will be measured at the percentage discount in effect at the balance sheet date and will vary depending upon the number of shares converted to Common Stock over the period. As the discount rate increases, the additional discount will be recognized as a further charge to retained earnings and a credit to preferred stock. Assuming no conversion of Convertible Preferred Stock to Common Stock during the fiscal year ended September 30, 1998, the Company estimates that the charge to retained earnings and corresponding credit to preferred stock would be approximately $11,150,128 for the fiscal year ended September 30, 1998. These amounts are recognized as a return to the Preferred Stockholders and a reduction of income available to Common Stockholders.

          The exact number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock cannot be determined and will depend upon, among other things, the future market price of the Common Stock at the date of conversion and the decisions by holders of shares of Convertible Preferred Stock as to when to convert such shares. The placement agent in the private placement transaction was issued five-year warrants to purchase 110,000 shares of Convertible Preferred Stock at $25.00 per share and received 7.5% of the gross proceeds from the issuance and sale of the Convertible Preferred Stock as cash consideration for such services. See "Risk Factors -- Effect of Conversion of Convertible Preferred Stock; Potential Common Stock Adjustment" and "Description of Capital Stock."

          In connection with the private placement of the Convertible Preferred Stock, the holder of the Company's $5,000,000 Convertible Debentures converted $2,086,675 principal amount of such Debentures into 83,467 shares of the Convertible Preferred Stock and the remaining $2,913,325 principal amount into 594,856 shares of the Company's Common Stock.


                        SHARES AVAILABLE FOR FUTURE SALE

          In general, Rule 144 under the Securities Act, as recently amended by the Commission ("Rule 144"), provides that a person who is an affiliate of the Company or who has beneficially owned shares that were issued and sold in reliance upon exemptions from registration under the Securities Act ("Restricted Shares") for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the then outstanding shares of Common Stock or the average weekly trading volume. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who is not deemed to have been an "affiliate" of the Company at any time during the three months preceding a sale, and who has beneficially owned Restricted Shares for at least two years, is entitled to sell such shares under Rule 144(k) without regard to volume limitations, manner-of-sale provisions, notice requirements or the availability of current public information about the Company.

          Of the approximately 21,651,000 shares of Common Stock estimated to be outstanding (on a fully diluted basis including shares issuable upon the exercise of outstanding warrants and options) upon completion of this offering (subject to the assumptions set forth or referred to on the cover page of this Prospectus related to future market prices of the

Common Stock and conversion elections made by holders of the Convertible Preferred Stock), approximately 16,236,147 shares (including for this purpose an estimated 4,838,198 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock and Convertible Preferred Stock Warrants) will have been registered under Securities Act and/or otherwise freely tradeable, and approximately 2,204,444 shares are saleable subject to compliance with the requirements of Rule 144 except for the holding period. Additionally, approximately 596,132 shares of Common Stock will be tradeable subject to the one year holding period restrictions under, and compliance with the other requirements of, Rule 144 discussed above. Additionally, 1,339,189 shares of Common Stock issuable upon the exercise of presently outstanding options and warrants are being registered herewith. Approximately 1,275,000 shares of common stock issuable upon the exercise of presently outstanding options have not been registered.

          Each of Amyn Dahya, the Company's Chief Executive Officer and President, and Dahya Holdings, Inc., a corporation in which Mr. Dahya is an officer, a director and minority shareholder, has agreed for the 13-month period following the issuance of the Convertible Preferred Stock not to sell, and not to permit any of their affiliates to sell, more than 25,000 shares of Common Stock without the prior consent of the placement agent of the Convertible Preferred Stock.

          No predictions can be made as to the effect that sales of Common Stock under Rule 144, pursuant to a registration statement or otherwise, or the availability of shares of Common Stock for sale, will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through an offering of its equity securities. Further, certain of the share amounts set forth above under the caption "Shares Available for Future Sale" are estimates only based on recent market prices, are subject to adjustment, and could be materially less or more than such estimated amounts depending upon factors which cannot be predicted at this time, including, among others, the future market price per share of the Common Stock and conversion elections made by holders of the Convertible Preferred Stock. See "Risk Factors -- Dilutive Effect of Options and Warrants; Shares Available for Future Sale," and "-- Effect of Conversion of Convertible Preferred Stock; Potential Common Stock Adjustment."


                              SELLING SHAREHOLDERS

          The following table sets forth certain information regarding the beneficial ownership of the Common Shares to be offered hereby as of July 20, 1997, and as adjusted to reflect the sale of the Shares offered hereby, by the Selling Shareholders. The information in the table concerning the Selling Shareholders who may offer Common Shares hereunder from time to time is based on information provided to the Company by such securityholders, except for the assumed conversion ratio of shares of the Convertible Preferred Stock into Common Stock, which is based solely on the assumption discussed or referenced in footnote (1) to the table. Information concerning such Selling Shareholders may change from time to time and any changes of which the Company is advised will be set forth in a Prospectus Supplement to the extent required. See "Plan of Distribution."


                                              COMMON SHARES                                      COMMON SHARES
                                               BENEFICIALLY           COMMON SHARES TO           BENEFICIALLY
                                              OWNED PRIOR TO           BE SOLD IN THE             OWNED AFTER
                                              THE OFFERING(1)            OFFERING(1)             THE OFFERING
    NAME OF SELLING
      SHAREHOLDER                        NUMBER         PERCENT                                NUMBER     PERCENT
    ---------------                      ------         -------                                ------     ------
IBK Capital Corp.(2)                      25,000            *              25,000                -0-         *

Maple Leaf Trust(2)(3)                    75,000            *              75,000                -0-         *

Credit Suisse Asset                       60,000            *              60,000                -0-         *
 Management(2)(4)

NCL Investments                           75,000            *              75,000                -0-         *
 Limited(2)(3)

La Compagnie                              22,500            *              22,500                -0-         *
 Financiere(2)(5)

Nordic Resources, Corp.(2)                25,000            *              25,000                -0-         *

Roth Investor Relations,                  10,000            *              10,000                -0-         *
 Inc.(2)

Bismillah Children's                   1,807,750         13.4%            200,000          1,607,750      12.0%
 Foundation(2)

Marshall Auerback(6)                      25,000            *              25,000                -0-         *

Douglass Hughes(6)                         3,500            *               3,500                -0-         *

Tanguy de la                              15,000            *              15,000                -0-         *
 Rochebrochard(2)

La Compagnie Financiere                    5,000            *               5,000                -0-         *
 Edmond de Rothschild
 Banque(2)

Equitable Life Assurance                 150,000          1.1%            150,000                -0-         *
 Society(2)

Cedef Finance(2)                           5,000            *               5,000                -0-         *

Lion Mining(2)                            15,000            *              15,000                -0-         *

GFM International                         20,000            *              20,000                -0-         *
 Investors(2)

The Prudential Insurance                  15,000            *              15,000                -0-         *
 Co. of America(2)

Executronics Ltd. (2)                      5,000            *               5,000                -0-         *

Invesco(2)                                10,000            *              10,000                -0-         *

Mercury Asset                             50,000            *              50,000                -0-         *
 Management(2)

Woodbridge Capital(2)                      5,000            *               5,000                -0-         *

                                              COMMON SHARES                                      COMMON SHARES
                                               BENEFICIALLY           COMMON SHARES TO           BENEFICIALLY
                                              OWNED PRIOR TO           BE SOLD IN THE             OWNED AFTER
                                              THE OFFERING(1)            OFFERING(1)             THE OFFERING
    NAME OF SELLING
      SHAREHOLDER                        NUMBER         PERCENT                                NUMBER     PERCENT
    ---------------                      ------         -------                                ------     ------
Princeton Research(7)                     80,000            *              80,000                -0-         *

Art Beroff(8)                             75,000            *              75,000                -0-         *

Rickel & Associates, Inc.(9)             150,000          1.1%            150,000                -0-         *

Pondel Parsons &                          20,000            *              20,000                -0-         *
 Wilkinson(10)

Deere Park Capital                       204,860          1.5%            204,860                -0-         *
 Management

Grove Limited Partnership                 15,364            *              15,364                -0-         *

JMG Capital Partners                      51,215            *              51,215                -0-         *

Merced Partners Limited                  102,430            *             102,430                -0-         *
 Partnership

Lakeshore International Ltd.             256,075          1.9%            256,075                -0-         *

CC Investments                           204,860          1.5%            204,860                -0-         *

Global Bermuda Limited                   256,075          1.9%            256,075                -0-         *
 Partnership

Elliott Associates, L.P.                 614,580          4.4%            614,580                -0-         *

SIL Nominees                             204,860          1.5%            204,860                -0-         *

Edmond O'Donnell                          20,486            *              20,486                -0-         *

Linda Cappello(11)                       274,000          2.0%            274,000                -0-         *

Gerard K. Cappello(12)                   184,374          1.4%            184,374                -0-         *

Lawrence K.                              161,327          1.2%            161,327                -0-         *
 Fleischman(13)

Orvalor(14)                            1,499,410         10.7%            656,435            842,975       6.3%

Sogelux Gold Mine(15)                    187,000          1.4%            150,000             37,000         *

Orgef(16)                                989,781          7.2%            346,251            643,530       4.8%

Naturagef(17)                            393,137          2.9%            298,637             94,500         *

MF Commodity(18)                          45,000            *              45,000                -0-         *

Karpnale Investment Pte.                 102,430            *             102,430                -0-         *
 Ltd.

ProFutures Special Equities              143,402          1.1%            143,402                -0-         *
 Fund

                                              COMMON SHARES                                      COMMON SHARES
                                               BENEFICIALLY           COMMON SHARES TO           BENEFICIALLY
                                              OWNED PRIOR TO           BE SOLD IN THE             OWNED AFTER
                                              THE OFFERING(1)            OFFERING(1)             THE OFFERING
    NAME OF SELLING
      SHAREHOLDER                        NUMBER         PERCENT                                NUMBER     PERCENT
    ---------------                      ------         -------                                ------     -------
Crisostomo B. Garcia                      61,458            *              61,458                -0-         *
 Trustee

Theodore Meisel                           20,486            *              20,486                -0-         *

Strome Offshore Limited                  399,477          2.9%            399,477                -0-         *

Strome Susskind Hedgecap                 225,346          1.6%            225,346                -0-         *
 Fund

Strome Partners L.P.                     215,103          1.6%            215,103                -0-         *

Strome Susskind Hedgecap                  51,215            *              51,215                -0-         *
 Fund

The Cheryl K. Strome                      51,215            *              51,215                -0-         *
 Living Trust

Strome Family Foundation                  40,972            *              40,972                -0-         *

Strome Global Income                      20,486            *              20,486                -0-         *
 Fund

Mark Strome                               20,486            *              20,486                -0-         *

Fortune Fund Ltd.                        102,430            *             102,430                -0-         *

RGC International                        307,290          2.2%            307,290                -0-         *
 Investors, LDC

Trust Co. of America FBO                  98,333            *              98,333                -0-         *
 Perspective Advisory
 Company

     Total                                                              7,047,958
                                                                        =========

----------

*Represents less than 1% of the outstanding Common Stock.

(1) Except as specifically indicated in the footnotes, such beneficial ownership represents an estimate of the number of shares of Common Stock issuable upon the conversion of shares of the Convertible Preferred Stock beneficially owned by such person (either directly or through the exercise of the Convertible Preferred Stock Warrants), assuming the last reported sales price of $6.00 per share of Common Stock on July 22, 1997 was used to determine the number of shares of Common Stock issuable as of the first dates on which the Convertible Preferred Stock may be converted and that all dividends on shares of the Convertible Preferred Stock are paid in additional shares of Convertible Preferred Stock. The actual number of Shares offered hereby is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, application of the conversion provisions based on market prices prevailing at the actual date of conversion and the number of shares of Convertible Preferred Stock (and ultimately the number of shares of Common Stock) issuable as dividends on the Convertible Preferred Stock. This presentation is not intended to constitute a prediction as to the future market price of the common Stock or as to when holders will elect to convert shares of Convertible Preferred Stock into shares of Common Stock. The shares of Convertible Preferred Stock (other than the shares of Convertible Preferred Stock issued as dividends) and the Convertible Preferred Stock Warrants were issued in the April Private Placement. See "Risk Factors--Effect of Conversion of Convertible Preferred Stock" and "Description of Capital Stock."

(2) Represents beneficial ownership of shares of Common Stock issued in or issuable pursuant to the exercise of warrants issued in other private placements.

(3) Includes 25,000 shares issuable upon exercise of presently exercisable warrants.

(4) Includes 20,000 shares issuable upon exercise of presently exercisable warrants.

(5) Includes 7,500 shares issuable upon exercise of presently exercisable warrants.

(6) Represents shares issued upon the exercise of common stock options not previously registered.

(7) Represents 80,000 shares issuable upon exercise of presently exercisable options.

(8) Represents shares issuable upon exercise of 20,000 currently exercisable options and 55,000 options which vest in the future.

(9) Represents shares issuable upon exercise of 50,000 currently exercisable warrants and 100,000 warrants which vest in the future.

(10) Represents shares issuable upon exercise of 5,000 currently exercisable options and 15,000 options which vest in the future.

(11) Includes 253,514 shares issuable upon the conversion of 49,500 placement agent warrants.

(12) Includes 169,009 shares issuable upon the conversion of 33,000 placement agent warrants.

(13) Includes 140,841 shares issuable upon the conversion of 27,500 placement agent warrants.

(14) Common Shares owned beneficially before the offering consist of:

     Shares issued in private placements                                             447,090
     Shares issued in lieu of interest                                                14,384
     Shares issuable upon exercise of presently exercisable warrants                 220,000
     Shares issued upon conversion of convertible debenture                          475,885
     Shares issuable upon conversion of convertible debenture preferred stock        342,051
                                                                                   ---------
               Total                                                               1,499,410
                                                                                   =========

     Common shares to be sold in the offering:

     Shares issued in private placements                                              80,000
     Shares issued in lieu of interest                                                14,384
     Shares issuable upon exercise of presently exercisable warrants                 220,000
     Shares issuable upon conversion of convertible preferred stock                  342,051
                                                                                   ---------
               Total                                                                 656,435
                                                                                   =========

(15) Common shares owned beneficially before the offering consist of:

     Shares issued in private placements                                             137,000
     Shares issuable upon exercise of presently exercisable warrants                  50,000
                                                                                     -------
               Total                                                                 187,000
                                                                                     =======

     Common shares to be sold in the offering:

     Shares issued in private placements                                             100,000
     Shares issuable upon exercise of presently exercisable warrants                  50,000
                                                                                     -------
               Total                                                                 150,000
                                                                                     =======

(16) Common shares owned beneficially before the offering consist of:

     Shares issued in private placements                                             524,559
     Shares issued in lieu of interest                                                 3,596
     Shares issuable upon exercise of presently exercisable warrants                 257,143
     Shares issued upon conversion of convertible debenture                          118,971
     Shares issuable upon conversion of convertible preferred stock                   85,512
                                                                                     -------
               Total                                                                 989,781
                                                                                     =======

     Common shares to be sold in the offering:

     Shares issued in lieu of interest                                                 3,596
     Shares issuable upon exercise of presently exercisable warrants                 257,143
     Shares issuable upon conversion of convertible preferred stock                   85,512
                                                                                     -------
               Total                                                                 346,251
                                                                                     =======

(17) Common shares owned beneficially before the offering consist of:

     Shares issued in private placements                                             293,591
     Shares issuable upon exercise of presently exercisable warrants                  99,546
                                                                                     -------
               Total                                                                 393,137
                                                                                     =======

     Common shares to be sold in the offering:

     Shares issued in private placements                                             199,091
     Shares issuable upon exercise of presently exercisable warrants                  99,546
                                                                                     -------
               Total                                                                 298,637
                                                                                     =======

(18) Common shares owned beneficially before the offering consist of:

     Shares issued in private placements                                              30,000
     Shares issuable upon exercise of presently exercisable warrants                  15,000
                                                                                      ------
               Total                                                                  45,000
                                                                                      ======

     Common shares owned beneficially before the offering consist of:

     Shares issued in private placements                                              30,000
     Shares issued in lieu of interest                                                15,000
                                                                                      ------
               Total                                                                  45,000
                                                                                      ======

                          DESCRIPTION OF CAPITAL STOCK

          The Company's Articles of Incorporation, as amended, authorizes the issuance of shares of capital stock, of which 300,000,000 shares are designated as Common Stock, par value $0.04 per share, and 20,000,000 shares are designated as Preferred Stock, par value $0.10 per shares, of which 2,500,000 have been designated as shares of First Convertible Preferred Stock. On April 14, 1997, 834,667 shares of Convertible Preferred Stock were issued in a Private Placement.

COMMON STOCK

          Holders of Common Stock are entitled to one vote for each share of Common Stock on all matters submitted to a vote of shareholders. There are no cumulative voting rights. The rights, privileges and preferences of the holders of Common Stock are subject to the rights of the holders of the Convertible Preferred Stock and of any shares of Preferred Stock that may be designated and issued by the Company in the future. Subject to the restrictions contained in Preferred Stock issued by the Company, holders of Common Stock are entitled to received dividends when and if declared by the Board of Directors out of legally available funds. Upon any liquidation, dissolution or winding up of the Company, subject to the rights of holders of shares of Preferred Stock, holders of Common Stock are entitled to share pro rata in any distribution to the shareholders. Holders of Common Stock do not have preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

          The Company has warrants outstanding to purchase 357,143 shares of Common Stock at a price of $8.50 which expire on October 1, 1997. Additionally, the Company has warrants outstanding to purchase 882,046 shares of Common Stock at prices ranging from $8.00 to $13.00 per share expiring on dates ranging from March 29, 1998 to May 12, 1999.

PREFERRED STOCK

          The Company's Board of Directors, without the approval of the holders of the Common Stock, is authorized to designate for issuance up to 20,000,000 shares of Preferred Stock, in such series and with such rights, privileges and preferences as the Board of Directors may from time to time determine. As of the date of this Prospectus, 2,500,000 of such shares have been designated as First Series Preferred Stock, 834,667 of which are issued and outstanding as of the date of this Prospectus and 110,000 of which are subject to Convertible Preferred Stock Warrants, none of which had been exercised as of the date of this Prospectus.

          The Convertible Preferred Stock Warrants to purchase a total of 110,000 shares of Convertible Preferred Stock are exercisable at a price of $25.00 per share and expire on April 15, 2002.

CONVERTIBLE PREFERRED STOCK

          Each share of Convertible Preferred Stock is entitled to receive dividends, payable commencing July 31, 1997 and thereafter quarterly on September 30, December 31, March 31 and June 30 of each year, when and as declared by the Company's Board of Directors, at the rate of 8% per annum in preference to any payment made on any shares of Common Stock or any other class or series of capital stock of the Company ranking junior to the Convertible Preferred Stock. Any dividend payable after the date of issuance of the

Convertible Preferred Stock shall be paid, in additional shares of Convertible Preferred Stock valued at $25.00 per share. Each share of Convertible Preferred Stock is also entitled to a liquidation preference ("Liquidation Preference") of $25.00 per share, plus any accrued but unpaid dividends, in preference to any other class or series of capital stock of the Company, other than the Convertible Preferred Stock and any other class or series of capital stock which is entitled to priority over the Convertible Preferred Stock. A consolidation of merger of the Company with or into any other corporation, or sale of all or substantially all of the assets of the Company, will, at the option of the holders of the Convertible Preferred Stock, be deemed a liquidation if the shares of stock of the Company (along with all derivative securities) outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or the acquiror of the Company's assets in the case of a sale of assets). If the option is exercised, the holders of the Convertible Preferred Stock will be entitled to receive, in cash, immediately upon the occurrence of such transaction, an amount per share equal to the liquidation preference divided by the difference between 100% and the Applicable Percentage (as defined below).

          At any time, the Company may require a portion of the shares of the Convertible Preferred to be converted into Common Stock ("Required Conversion") upon notice (the "Notice"), provided that not more than one Notice may be given in any period of thirty days. A Notice may not be given unless (A) the low trading price of Common Stock on each of the ten trading days preceding the Notice date has been equal to or greater than $14.00 per share (subject to adjustment for stock split, stock dividends and like capital adjustments), and
(B) the shares of Common Stock issuable upon conversion are registered under the Securities Act, such stock is listed and traded on NASDAQ or on a national securities exchange, and there is available for delivery upon resale of such shares a prospectus meeting the requirements of the Securities Act. The number of Convertible Preferred Shares which the Company may require to be converted may not exceed the quotient obtained by dividing the average dollar volume for the twenty trading days immediately prior to the date of Notice by 25. The conversion price upon Required Conversion is 61% of the lowest trading price during the Look Back Period (as defined below) in effect as of the date of the Notice, but not more than the Conversion Cap (as defined below) if the Conversion Cap has then been determined.

          Except as otherwise provided by applicable law, holders of shares of Convertible Preferred Stock have no voting rights.

          Commencing the earlier of (i) 91 days after the date of issuance and
(ii) the date that a registration statement registering the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock (including such shares issuable upon exercise of the Convertible Preferred Stock Warrants) is declared effective by the Securities and Exchange Commission, 10% (or such larger percentage as is determined by the Company in its sole discretion) of the number of shares of Convertible Preferred Stock held of record by each holder on such day will become convertible into shares of Common Stock, and thereafter on the successive monthly anniversaries of such day an equal number of such shares of Convertible Preferred stock will become convertible (on a cumulative basis). The number of shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock will equal the Liquidation Preference of the shares being converted divided by the then-effective conversion price applicable to the Common Stock (the "Conversion Price"). Notwithstanding the foregoing, all the Convertible Preferred Shares will be fully convertible upon the happening of certain events and conditions, including a change of control transaction; the filing of bankruptcy; the failure of the Company to timely file its Form 10-K or Form 10-Q; the failure or unwillingness of the Company's independent auditors to express a customary opinion on the Company's financial statements within 90 days after the end of the Company's fiscal year or shall express a "going concern" qualification; the Common Stock shall cease to be listed on either NASDAQ or National Securities Exchange; or there shall occur a material breach by the Company of any of its obligations under the Preferred Stock Investment Agreements pursuant to which the Convertible Preferred Stock was originally issued.

          The Conversion Price as of any Conversion Date will be the lowest trading price of the Common Stock for the consecutive trading days in the Lookback Period, reduced by the Applicable Percentage. The "Lookback Period" represents the number of consecutive trading days beginning at 15 days through the last day of the third month after the date of issuance of the Convertible Preferred Stock increasing by 3 consecutive trading days each month thereafter, ending at 60 consecutive trading days following the last day of the seventeenth month after the issuance of the Convertible Preferred Stock. The "Applicable Percentage" is dependent upon the amount of time which has passed from original issuance to the date of measurement, being 8.5% through the fourth month and from the fifth month through the end of the eighteenth month being 9.5%, 11%, 12%, 13.5%, 15%, 16.5%, 18%, 19.5%, 22%, 24.5%, 28.5%, 32.5%, 36.5% and 39%,
respectively. At any date more than eighteen months after the date of issuance, the Conversion Price will be the lesser of (a) 61% of the average closing price of the Common Stock for all the trading days during the 18th month (the "Conversion Cap") or (b) 61% of the Conversion Price determined as aforesaid. The Conversion Price is at all times also subject to adjustment for customary anti-dilution events such as stock splits, stock dividends and reorganizations. Additionally, if the Company issues Common Stock or securities convertible into or exercisable for Common Stock or other convertible securities at an effective price per share which is lower than the conversion price of the shares of Convertible Preferred Stock at that time, the Company is required to issue upon conversion of the shares of Convertible Preferred Stock an additional number of shares of Common Stock necessary to reduce the effective conversion price to such lower issue price (subject to certain exceptions pertaining to shareholder approved option plans). Notwithstanding the foregoing, no holder of Convertible Preferred Stock will be entitled to convert any share of Convertible Preferred Stock into shares of Common Stock if, following such conversion, the holder and its affiliates (within the meaning of the Securities Exchange Act of 1934) will be beneficial owners (as defined in Rule 13d-3 thereunder) of 10% or more of the outstanding shares of Common Stock.

          Notwithstanding the foregoing, if and so long as Depressed Price Condition (as hereinafter defined) exists, (i) the number of consecutive trading days in the Lookback Period will be three days, (ii) the conversion price will be the average of the low trading prices for the consecutive trading days in the Lookback Period reduced by the Applicable Percentage and (iii) the Company may at its option, exercised by written notice (the "Cash Conversion Notice") given to the holders of the Convertible Preferred Stock five days prior to the effective date specified in such Notice (the "Effective Date") require that any shares of Convertible Preferred Stock converted on the Effective Date, or thereafter while such Cash Conversion Notice remains in effect, will receive in lieu of Common Stock cash in an amount per share equal to the Liquidation Preference divided by the difference between 100% and the Applicable Percentage in effect on the Conversion Date (the "Cash Conversion Price"). The Cash Conversion Notice may specify a price range within which such Notice shall be effective. The upper limit of the range so specified may not exceed $6.00. The Cash Conversion Notice will cease to be effective (i) if the Depressed Price Condition ceases to exist, (ii) 30 days after its Effective Date, or (iii) if the Company fails to make payment of the Cash Conversion Price to any holder entitled thereto. A "Depressed Price Condition" shall be deemed to exist on any date if during the twenty consecutive trading days immediately prior to such date the average closing price of the Common Stock is less than $6 per share (adjusted for stock splits, stock dividends and like capital adjustments).

          In addition, following conversion of the Convertible Preferred Stock into shares of Common Stock, the holders of such shares of Common Stock will be limited on resales of such shares to the greatest of: (i) 10% of the average daily trading volume of the Common Stock for the five trading days preceding any such sale date; (ii) 25,000 shares; and (iii) 10% of the trading volume for the Common Stock on the date of any such sale.

          The exact number of shares issuable upon conversion of all of the Convertible Preferred Stock and offered hereby cannot currently be estimated but, generally, such issuances of Common Stock will vary inversely with the market price of the Common Stock. The holders of Common Stock ownership interest will be materially diluted by conversion of the Convertible Preferred Stock, which dilution will depend on, among other things, the future market price of the Common Stock and the conversion elections made by holders of the Convertible Preferred Stock. Investors should review carefully the material under "Risk Factors -- Effect of Conversion of Convertible Preferred Stock; Potential Common Stock Adjustment" as well as the other information contained or incorporated by reference in this Prospectus.

GENERAL

          Under applicable Colorado law and the Company's Articles of Incorporation, the Company's Board of Directors has the authority, without further action by the shareholders, to issue additional shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any series of unissued preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the shareholders. Issuance of additional shares of preferred stock may adversely affect the rights, privileges and preferences afforded the holders of Common Stock, including a decrease in the amount available for distribution to holders of the Common Stock in the event of a liquidation or payment of preferred dividends. The issuance of additional shares of preferred stock, and shares of Common Stock into which such preferred stock may be converted, may, among other things, have the effect of delaying, deferring or preventing a change in control of the Company, discouraging tender offers for the Company and inhibiting certain equity issuances until substantially all such shares are converted or redeemed. The Company currently has no plans to designate and/or issue any additional shares of preferred stock, except those issuable pursuant to the Convertible Preferred Stock Warrants.

COLORADO LAW AND LIMITATIONS ON CHANGES IN CONTROL

          Under Section 7-106-205 of the Colorado Business Corporation Act (the "Act"), a corporation may create and issue rights, options, warrants or convertible securities entitling the holders thereof to purchase, receive or acquire shares of the corporation or assets or debts or other obligations of the corporation (collectively, "Rights"). The Board of Directors is authorized to determine the terms upon which the Rights are issued, their form and content, and the consideration, if any, for which shares, assets, or debts or other obligations of the corporation are to be issued pursuant to the Rights. In the absence of fraud in the transaction, the judgment of the Board of Directors as to adequacy of consideration received for such Rights is conclusive. The terms determined by the Board of Directors under this Section for Rights issued to any shareholders, by way of distribution or otherwise, may, without limitation: (a) preclude or limit any significant shareholder from exercising, converting, transferring or receiving Rights; (b) impose conditions upon the exercise, conversion, transfer or receipt of Rights by any significant shareholder that differ from those imposed on other holders of the same class of Rights; or (c) provide that, upon exercise or conversion, any significant shareholder shall be entitled to receive securities, obligations, or assets, the terms and nature of which may differ from the securities, obligations, or assets to be received by the other holders of the same class of Rights. The Section defines "significant shareholder" as any person owning, or offering to acquire, directly or indirectly, a number or percentage, as specified by the Board of Directors, of the outstanding voting shares of the corporation, or any transferee of such person.

          The Company's bylaws require advance notice of any action (including nomination of directors) to be proposed at any annual or special meeting of shareholders and set forth other specific procedures that a shareholder must follow to properly bring any business in front of such a meeting. In addition, the bylaws provide that a special meeting of the Company's shareholders may only be called by the Chairman of the Board, the President, a Vice President of the Company or by shareholders representing 10% of the outstanding shares entitled to vote at the meeting. A director may be removed from office at any time, with or without cause by shareholders, but only by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors. Any amendment of the bylaws may be made by the Board of Directors. Amendments to the Articles requires the affirmative vote of the shareholders.

          These bylaw provisions, the provisions authorizing the Board of Directors to issue preferred stock without shareholder approval and the provisions of Section 7-106-205 of the Act could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

          The Company's Articles of Incorporation provides that the Board of Directors shall have the power to:

          (a) Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action (other than an action by or in the right of the Company) by reason of fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of Company as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful.

          (b) Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of the Company against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Company, but not indemnification shall be made in respect of any claim if such individual has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company except and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

          (c) Indemnify a director, officer, employee or agent of the Company to the extent such person has been successful on the merits in the defense of any action, suit or proceeding referred to in subparagraph (a) or subparagraph (b) above or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred by him in connection therewith.

          (d) Authorize indemnification under Subparagraphs (a) or (b) above (unless ordered by a court) in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct such set forth in subparagraphs (a) or (b).

          (e) Authorize payment of expenses incurred in defending a civil or criminal action, suit or proceeding advance of the final disposition of such action, suit or proceeding as authorized in subparagraph (d) above, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the Company as authorized above.

          (f) Purchase or maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Company or who is or was serving at the request of the Company as a director, officer, employee or agent of another entity against any liability asserted against him or incurred by him in any such capacity or arising out of the status of such.

          The foregoing indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled.

TRANSFER AGENT AND REGISTRAR

          The Transfer Agent and Registrar for the Common Stock and the Convertible Preferred Stock is American Securities Transfer, Denver, Colorado.


                              PLAN OF DISTRIBUTION

          The Selling Shareholders have advised the Company that the sale or distribution of the Common Stock may be effected directly to purchasers by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on any stock exchange, in the Nasdaq SmallCap Market, or in the over the counter market, (ii) in transactions otherwise than on any stock exchange or in the over-the-counter market, or (iii) through the writing of option (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Common Stock. The shares may also be sold pursuant to Rule 144. Any of such transactions may be effected at a market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Shareholder or by agreement between the Selling Shareholder and underwriters, brokers, dealers or agents, or purchasers. If the Selling Shareholders effect such transactions by selling Common Stock to or through underwriters, brokers, dealers or agent, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchaser of Common Stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Shareholders and any brokers, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters, and any profit on the sale of Common Stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

          Under the securities laws of certain states, the Common Stock, may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

          The Company will pay all the expenses incident to the registration, offering and sale of the Common Stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Shareholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. The Company estimates that the expenses of the offering to be borne by it will be approximately $84,000. The Company will not receive any proceeds from the sale of any of the Common Stock by the Selling Shareholders.


          Cappello & Laffer Capital Corp. acted as placement agent in connection with the placement of the Convertible Preferred Stock which has been or will be converted into the Common Stock offered hereby, and said firm received a fee and warrants from the Company in connection therewith. Griffin Capital acted as the Company's financial advisor and received a fee for its services.

          The Company has informed the Selling Shareholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to purchases and sales of Common Stock by the Selling Shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the Common Stock. The Company has also advised the Selling Shareholders that if a particular offer of Common Stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a Prospectus Supplement must be distributed setting forth such terms and related information as required.

                                USE OF PROCEEDS

          This Prospectus relates to Shares of Common Stock that may be offered and sold from time to time by the Selling Shareholders. See "Plan of Distribution." There will be no proceeds to the Company from previously completed private placements of common stock and from the conversion of the Convertible Preferred Stock. The Company would receive $13,601,722 in proceeds (net of approximately $84,000 which is the estimated cost of this offering) from the exercise of warrants issued in other private placements and the Convertible Preferred Stock Warrants. Such proceeds are expected to be used for mineral property development, general corporate purposes, advances and/or investment in VETI and purchase of the Company's Common Stock.


                           FORWARD LOOKING STATEMENTS

          Statements contained in this Prospectus (including certain of the documents incorporated by reference herein) that are not based on historical facts are forward-looking statements subject to uncertainties and risks including, but not limited to, product demand and acceptance, economic conditions, government intervention, the impact of competition and pricing, results of financing efforts, and other risks described in this Prospectus (including certain of the documents incorporated by reference herein).


                                 LEGAL MATTERS

          The validity of the Common Stock offered hereby has been passed upon for the Company by Loeb & Loeb LLP, 1000 Wilshire Boulevard, Suite 1800, Los Angeles, California 90017.


                                    EXPERTS

          The consolidated financial statements of the Company and Vector Environmental Technologies, Inc. incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K/A for the year ended September 30, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

          The independent consultant who has calculated the Company's gold reserves is Mr. Pierre Gerard van Ginkel Bekker, B Sc Geology, Consulting Geologist.

          NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                        ________________________________

                               TABLE OF CONTENTS

Available Information........................................................     3
Incorporation of Certain Information by Reference............................     3
Risk Factors.................................................................     4
The Company..................................................................    11
Recent Developments..........................................................    12
Shares Available for Future Sale.............................................    13
Selling Shareholders.........................................................    14
Description of Capital Stock.................................................    22
Plan of Distribution.........................................................    28
Use of Proceeds..............................................................    30
Forward Looking Statements...................................................    30
Legal Matters................................................................    30
Experts......................................................................    30

                                7,047,958 SHARES

                                  CASMYN CORP.

                                  COMMON STOCK
                            _______________________

                                   PROSPECTUS
                            _______________________


                                         , 1997
                               ----------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The estimated expenses payable by the registrant in connection with the registration, issuance and distribution of the Common Stock offered hereby are as follows:

          SEC Registration Fee..................................   $13,568
          Legal Fees and Expenses...............................    35,000
          Accounting Fees and Expenses..........................    25,000
          "Blue Sky" Fees and Expenses (including legal fees)...     5,000
          Miscellaneous Expenses................................     5,000

                    Total                                          $83,568

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Pursuant to the By-Laws of the corporation, the Company has agreed to indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his/her position, if he/she acted in good faith and in a manner he/she reasonably believed to be in the best interest of the corporation and, in certain cases, may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, the Company must indemnify him/her against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by Colorado law.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling the Company, pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS


     Exhibit No.    Description
     -----------    -----------
     *4.1           Form of Certificate for 8% Convertible Preferred Stock

     *4.2 Articles of Amendment to the Articles of Incorporation of the Company

     *4.3           Form of Preferred Stock Investment Agreement dated April 11, 1997

     *4.4           Form of Stock Purchase Warrant

    **5.1           Opinion of Loeb & Loeb LLP

    **23.1          Consent of Deloitte & Touche LLP

    **23.2          Consent of Loeb & Loeb LLP (included in Exhibit 5.1)

    **23.3          Consent of PGvG Bekker, Consulting Geologist

_____________

*Previously filed
**Filed herewith

ITEM 17.  UNDERTAKINGS

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sparks, State of Nevada, on the 24th day of July, 1997.

                                       CASMYN CORP.



                                       By /s/ Amyn S. Dahya
                                          ---------------------
                                              Amyn S. Dahya
                                              President and Chief Executive
                                              Officer


          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


      SIGNATURE                       CAPACITY                     DATE
      ---------                       --------                     ----
/s/  Amyn S. Dahya            President, Chief Executive       July 24, 1997
---------------------------   Officer and Director
     Amyn S. Dahya


/s/  Douglas C. Washburn      Vice President, Secretary,       July 24, 1997
---------------------------   Treasurer
     Douglas C. Washburn      (Principal Financial Officer)


/s/  Hanif S. Dahya           Director                         July 24, 1997
-------------------------
     Hanif S. Dahya


/s/  Sandro Kunzle            Director                         July 24, 1997
-------------------------
     Sandro Kunzle



/s/  Dennis E. Welling         Controller (Principal           July 24, 1997
-------------------------      Accounting Officer)
     Dennis E. Welling

                                 EXHIBIT INDEX

                                                                                 Sequential
Exhibit No.    Description of Exhibit                                             Page No.
-----------    ----------------------                                             --------
 *4.1          Form of Certificate for 8% Convertible Preferred Stock

 *4.2 Articles of Amendment to the Articles of Incorporation of the Company

 *4.3 Form of Preferred Stock Investment Agreement dated April 11, 1997

 *4.4          Form of Stock Purchase Warrant

**5.1          Opinion of Loeb & Loeb LLP

**23.1         Consent of Deloitte & Touche LLP

**23.2         Consent of Loeb & Loeb LLP (included in Exhibit 5.1)

**23.3         Consent of PGvG Bekker, Consulting Geologist

_____________
*Previously filed
**Filed herewith